EXHIBIT 99.1

For Immediate Release

AAM Reports Fourth Quarter and Full Year 2013 Financial Results

Achieves record quarterly Non-GM sales of $280 million, up over 37% on a year-over-year basis

Detroit, Michigan, February 7, 2014-- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2013.
Fourth Quarter 2013 Results

•	Fourth quarter 2013 sales of $831.3 million, up approximately 13% on a year-over-year basis

•	Non-GM sales grew over 37.2% on a year-over-year basis to $280.1 million

•	Gross profit of $126.9 million, or 15.3% of sales

•	Net income of $29.8 million, or $0.39 per share

•	AAM's quarterly results reflect the impact of $25.6 million (or $0.32 per share) of debt refinancing and redemption costs

•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding the impact of debt refinancing and redemption costs) of $113.7 million, or 13.7% of sales

•	Free cash flow (net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment) of $50.9 million
Full Year 2013 Results

•	Full year 2013 sales of $3.21 billion, up approximately 9.4% on a year-over-year basis

•	Non-GM sales grew 16.9% on a year-over-year basis to $926.7 million

•	Gross profit of $478.7 million, or 14.9% of sales

•	Net income of $94.5 million, or $1.23 per share

•	AAM's full year results reflect the impact of $36.8 million (or $0.46 per share) of debt refinancing and redemption costs and $5.8 million (or $0.07 per share) of other special items

•	Adjusted EBITDA of $421.8 million, or 13.2% of sales

•	Free cash flow of $4.3 million

AAM’s net income in the fourth quarter of 2013 was $29.8 million, or $0.39 per share. In the fourth quarter of 2013, AAM's results reflect the impact of $25.6 million (or $0.32 per share) of debt refinancing and redemption costs. This compares to net income of $319.9 million, or $4.21 per share, in the fourth quarter of 2012 which includes the favorable impact of a $337.5 million benefit (or $4.44 per share) related to the reversal of our valuation allowance against our net federal deferred tax assets for entities in the United States.

In the fourth quarter of 2012, AAM's results reflect the impact of $9.7 million (or $0.13 per share) of debt refinancing and redemption costs and $6.2 million (or $0.08 per share) of restructuring costs related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.

For the full year 2013, AAM’s net income was of $94.5 million, or $1.23 per share. This compares to net income of $367.7 million, or $4.87 per share in 2012.

On a full year basis in 2013, AAM incurred $36.8 million (or $0.46 per share) of debt refinancing and redemption costs and $5.8 million (or $0.07 per share) of other special items.

On a full year basis in 2012, AAM incurred $19.8 million (or $0.26 per share) of debt refinancing and redemption costs and $40.6 million (or $0.54 per share) of restructuring costs related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.

“In 2013, AAM’s financial performance was highlighted by sales growth that outpaced the industry and profitability that solidly rebounded versus our 2012 performance. AAM’s foundational commitments to quality and operational excellence paved the way for these improved results, while our focus on technology leadership resulted in the expansion and diversification of our customer base and product portfolio on a global basis,” said AAM’s Chairman, President and Chief Executive Officer, David C. Dauch. “As we look to the future, we remain focused on optimizing our profitable growth opportunities through our global expansion, improving the diversification of our business, and achieving solid financial performance by executing our aligned business strategy. We are committed to achieving excellence in everything we do with the ultimate goal of making AAM a leader in every key market that we serve.”

Net sales in the fourth quarter of 2013 increased approximately 12.8% to $831.3 million as compared to $736.7 million in the fourth quarter of 2012. Non-GM sales grew 37.2% on a year-over-year basis to $280.1 million in the fourth quarter of 2013 as compared to $204.1 million in the fourth quarter of 2012.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers’ North American light truck and SUV programs. In the fourth quarter of 2013, AAM’s content-per-vehicle was $1,579 as compared to $1,514 in the fourth quarter of 2012. For the full year 2013, AAM's content-per-vehicle was $1,550 as compared to $1,473 in 2012.

Net sales for the full year 2013 increased by 9.4% to $3.21 billion as compared to $2.93 billion in 2012. Non-GM sales grew 16.9% on a year-over-year basis to $926.7 million in 2013 as compared to $792.6 million in 2012.

AAM’s gross profit in the fourth quarter of 2013 was $126.9 million, or 15.3% of sales. For the full year 2013, AAM’s gross profit was $478.7 million, or 14.9% of sales.

In the fourth quarter of 2013, AAM’s operating income was $66.4 million, or 8.0% of sales. For the full year 2013, AAM’s operating income was $240.3 million, or 7.5% of sales.

AAM’s SG&A spending in the fourth quarter of 2013 was $60.5 million, or 7.3% of sales, as compared to $65.4 million, or 8.9% of sales, in the fourth quarter of 2012. AAM's R&D spending in the fourth quarter of 2013 was $24.0 million as compared to $33.1 million in the fourth quarter of 2012.

AAM’s SG&A spending for the full year 2013 was $238.4 million, or 7.4% of sales, as compared to $243.3 million, or 8.3% of sales, for the full year 2012. AAM's R&D spending for the full year 2013 was $103.4 million as compared to $123.4 million in 2012.

In the fourth quarter of 2013, AAM’s net income was $29.8 million, or 3.6% of sales. Diluted earnings per share (EPS) were $0.39 per share in the fourth quarter of 2013. For the full year 2013, AAM’s net income was $94.5 million, or 2.9% of sales. Diluted earnings per share (EPS) were $1.23 per share for the full year 2013.

For 2013, AAM defines Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization excluding the impact of debt refinancing and redemption costs and other special charges and restructuring costs. In the fourth quarter of 2013, AAM’s Adjusted EBITDA was $113.7 million or 13.7% of sales. For the full year 2013, AAM’s Adjusted EBITDA was $421.8 million, or 13.2% of sales.

AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment.

Net cash provided by operating activities for the full year 2013 was $223.0 million. Capital spending, net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment, for the full year 2013 was $218.7 million. Reflecting the impact of this activity, AAM generated positive free cash flow of $4.3 million for the full year 2013.

AAM's free cash flow for the full year 2013 reflects the impact of cash payments for debt refinancing and redemption activities of approximately $36.8 million.

A conference call to review AAM’s fourth quarter and full year 2013 results is scheduled today at 10:00 AM ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 2:00 p.m. ET on February 7, 2014 until 5:00 p.m. ET February 14, 2014 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 34605135.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), Chrysler Group LLC (Chrysler) or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and Chrysler); our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; global economic conditions, including the impact of the continued market weakness in the Euro-zone; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party; price volatility in, or reduced availability of, fuel; our ability to successfully implement upgrades to our enterprise resource planning systems; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability to consummate and integrate acquisitions and joint ventures; our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information...

Christopher M. Son
Director, Investor Relations,
Corporate Communications & Marketing
(313) 758-4814
chris.son@aam.com

Danielle Landolt
Manager, Marketing & Communications
(313) 758-4589
danielle.landolt@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$831.3	$736.7	$3,207.3	$2,930.9

Cost of goods sold	704.4	652.7	2,728.6	2,531.2

Gross profit	126.9	84.0	478.7	399.7

Selling, general and administrative expenses	60.5	65.4	238.4	243.3

Operating income	66.4	18.6	240.3	156.4

Interest expense	(28.0)	(28.9)	(115.9)	(101.6)

Investment income	0.2	—	0.6	0.6

Other income (expense)
Debt refinancing and redemption costs	(25.6)	(9.7)	(36.8)	(19.8)
Other, net	(0.5)	(0.1)	(1.9)	(4.1)

Income (loss) before income taxes	12.5	(20.1)	86.3	31.5

Income tax expense (benefit)	(17.3)	(340.0)	(8.2)	(335.2)

Net income	29.8	319.9	94.5	366.7

Net loss attributable to noncontrolling interests	—	—	—	1.0

Net income attributable to AAM	$29.8	$319.9	$94.5	$367.7

Diluted earnings per share	$0.39	$4.21	$1.23	$4.87

Diluted shares outstanding	77.0	76.0	76.8	75.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions)

Net income	$29.8	$319.9	$94.5	$366.7

Other comprehensive income (loss), net of tax
Defined benefit plans, net of tax	60.9	58.3	76.6	(58.9)
Foreign currency translation adjustments	(11.9)	(2.3)	(26.2)	(9.4)
Change in derivatives	0.2	0.2	(2.0)	7.8
Other comprehensive income (loss )	49.2	56.2	48.4	(60.5)

Comprehensive income	79.0	376.1	142.9	306.2

Net loss attributable to noncontrolling interests	—	—	—	1.0
Foreign currency translation adjustments related to noncontrolling interests	—	0.1	—	0.3
Comprehensive income attributable to AAM	$79.0	$376.0	$142.9	$306.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2013	December 31, 2012
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$154.0	$62.4
Accounts receivable, net	458.5	463.4
Inventories, net	261.8	224.3
Deferred income taxes	36.4	34.9
Prepaid expenses and other current assets	87.1	87.1
Total current assets	997.8	872.1

Property, plant and equipment, net	1,058.5	1,009.7
Deferred income taxes	341.8	366.1
Goodwill	156.4	156.4
GM postretirement cost sharing asset	242.0	259.7
Other assets and deferred charges	232.5	202.0
Total assets	$3,029.0	$2,866.0

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$445.8	$396.1
Accrued compensation and benefits	110.1	84.9
Deferred revenue	17.0	17.2
Deferred income taxes	0.1	1.4
Accrued expenses and other current liabilities	94.1	101.2
Total current liabilities	667.1	600.8

Long-term debt	1,559.1	1,454.1
Deferred income taxes	9.8	9.5
Deferred revenue	76.4	82.2
Postretirement benefits and other long-term liabilities	683.0	840.2
Total liabilities	2,995.4	2,986.8

Total stockholders' equity (deficit)	33.6	(120.8)
Total liabilities and stockholders' equity (deficit)	$3,029.0	$2,866.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions)		(in millions)
Operating Activities
Net income	$29.8	$319.9	$94.5	$366.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Asset impairments and related indirect activity	—	5.8	—	5.8
Depreciation and amortization	47.6	39.8	177.0	152.2
Other	43.3	(344.4)	(48.5)	(700.2)
Net cash provided by (used in) operating activities	120.7	21.1	223.0	(175.5)

Investing Activities
Purchases of property, plant & equipment	(73.7)	(63.9)	(251.9)	(207.6)
Proceeds from sale of property, plant & equipment	3.3	7.9	9.1	10.1
Proceeds from sale-leaseback of equipment	0.6	12.1	24.1	12.1
Net cash used in investing activities	(69.8)	(43.9)	(218.7)	(185.4)

Financing Activities
Net increase (decrease) in long-term debt	(11.0)	(123.1)	104.8	273.9
Debt issuance costs	(3.8)	(0.5)	(16.7)	(10.6)
Purchase of treasury stock	—	—	(0.4)	(5.9)
Purchase of noncontrolling interest	—	—	—	(4.0)
Employee stock option exercises	0.3	—	1.1	0.1
Net cash provided by (used in) financing activities	(14.5)	(123.6)	88.8	253.5

Effect of exchange rate changes on cash	(1.0)	(0.2)	(1.5)	0.6

Net increase (decrease) in cash and cash equivalents	35.4	(146.6)	91.6	(106.8)

Cash and cash equivalents at beginning of period	118.6	209.0	62.4	169.2

Cash and cash equivalents at end of period	$154.0	$62.4	$154.0	$62.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions)		(in millions)

Net income attributable to AAM	$29.8	$319.9	$94.5	$367.7
Interest expense	28.0	28.9	115.9	101.6
Income tax benefit	(17.3)	(340.0)	(8.2)	(335.2)
Depreciation and amortization	47.6	39.8	177.0	152.2

EBITDA	88.1	48.6	379.2	286.3

Debt refinancing and redemption costs	25.6	9.7	36.8	19.8
Other special charges, curtailment gains and restructuring costs(b)	—	6.2	5.8	40.6

ADJUSTED EBITDA	$113.7	$64.5	$421.8	$346.7

Net debt(c) to capital

	December 31, 2013	December 31, 2012
	(in millions, except percentages)

Total debt	$1,559.1	$1,454.1
Less: cash and cash equivalents	154.0	62.4

Net debt at end of period	1,405.1	1,391.7

Stockholders' equity (deficit)	33.6	(120.8)

Total invested capital at end of period	$1,438.7	$1,270.9

Net debt to capital(d)	97.7%	109.5%

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(e)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions)		(in millions)

Net cash provided by (used in) operating activities	$120.7	$21.1	$223.0	$(175.5)

Less: Purchases of property, plant & equipment, net of proceeds from sale of property, plant & equipment and sale-leaseback of equipment	(69.8)	(43.9)	(218.7)	(185.4)

Free cash flow	$50.9	$(22.8)	$4.3	$(360.9)

________________________________________

(a)	We define EBITDA to be earnings before interest, taxes, depreciation and amortization. For 2013, Adjusted EBITDA is defined as EBITDA excluding the impact of debt refinancing and redemption costs and other special charges and restructuring costs. For 2012, Adjusted EBITDA is defined as EBITDA excluding the impact of curtailment gains, restructuring costs and special charges related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)
Special charges of $5.8 million for the twelve months ended December 31, 2013 primarily relate to a net charge of $5.3 million related to the acceleration of expense for stock-based compensation and other benefits earned and vested due to the passing of our Co-Founder and Executive Chairman of the Board of Directors and $0.5 million for the settlement of a National Labor Relations Board proceeding related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. Special charges and restructuring costs of $6.2 million for three months ended December 31, 2012 and $40.6 million for the twelve months ended December 31, 2012 primarily related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. This special charge activity included $28.7 million of expense related to pension and postretirement benefits to be provided to certain eligible UAW associates as a result of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility plant closures, $33.7 million of expense primarily related to asset impairments, asset redeployment and other restructuring costs associated with the closures of Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility and a $21.8 million postretirement benefit curtailment gain recorded in the first quarter of 2012.

(c)	Net debt is equal to total debt less cash and cash equivalents.

(d)
Net debt to capital is equal to net debt divided by the sum of stockholders' equity (deficit) and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(e)
We define free cash flow as net cash provided by (used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment.  For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.